Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Deltic Timber Corporation:

We consent to the use of our reports dated March 7, 2017 with respect to the consolidated balance sheets of Deltic Timber Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein and to the reference to our firm under the headings “Experts” in the joint proxy statement/prospectus.

Our report dated March 7, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Deltic Timber Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the cash disbursement process for certain expenditures, including ineffective segregation of duties between the initiation and authorization of cash disbursements has been identified and included in management’s assessment.

/s/ KPMG LLP

Shreveport, Louisiana

January 16, 2018